Exhibit 99.1

General Moly CEO-CFO and COO Provides Private Placement of $400,000

LAKEWOOD, COLORADO — August 1, 2019, General Moly, Inc. (the “Company”) (NYSE AMERICAN and TSX: GMO) announced that Chief Executive Officer and Chief Financial Officer Bruce D. Hansen and Chief Operating Officer Robert Pennington are investing in General Moly through a private placement purchase of $400,000 of Series B Convertible Preferred Shares of General Moly to provide interim incremental liquidity to the Company. The transaction has been approved by the Audit Committee of the Board of Directors and is anticipated to close by the end of next week.

Earlier this year, Messrs. Hansen and Pennington, also invested a combined $900,000 in a private placement of Series A Convertible Preferred Shares, which provided liquidity for the Company’s working capital needs. The objective of the Series A Convertible Preferred issuance was to bridge to the receipt of the expected $10 million Tranche 3 private placement by AMER International Group (“AMER”). For further details, please see the Company’s March 13, 2019 news release.

The objective of the Series B Convertible Preferred issuance is to provide near-term liquidity necessitated by AMER’s default of the parties’ amended Investment Securities Purchase Agreement (“Agreement”) by its failure to provide funding for a $10 million Tranche 3 private placement, as stated in the Company’s July 31, 2019 news release. General Moly sent AMER a notice of default yesterday. Messrs. Hansen and Pennington have invested a combined $1.3 million in General Moly through these two private placements.

Mr. Hansen said, “Our private placement funding provides immediate near-term liquidity to allow management and the Board to work with our financial advisors to seek additional longer-term capital. We are seeking $10+ million in financing options to carry our Company to the receipt of the Record of Decision (“ROD”) and to allow for sufficient time to evaluate various potential strategic alternatives.

“We are on the cusp of receiving final permits for the Mt. Hope Project with the work underway on finalizing the Supplemental Environmental Impact Statement leading to approval and issuance of the ROD, which we anticipate later this year. It is exceedingly disappointing that AMER did not fulfill its obligation at this critical juncture after having made two private placement investments totaling $10 million in 2015 and 2017.”

The Series B Convertible Preferred Shares carry a 5% annual dividend and are priced at $100.00/preferred share, convertible at any time at the holder’s discretion into common shares whereby one preferred share converts at a price of $0.20/common share to 500 common shares. The conversion price was set as yesterday’s closing price of the common stock, the day before this announcement of the private placement. Upon maturity or full repayment of the $7.1 million convertible debt currently outstanding, the preferred shares will be mandatorily redeemed in exchange for equivalent cash for the principal invested, plus any accrued and unpaid dividends.

Management is also evaluating the sale of other non-core assets held within General Moly to potentially raise additional capital.

In addition, the Company’s 80%-owned joint venture Eureka Moly, LLC (“EMLLC”) has an obligation to return $1 million to General Moly, which General Moly advanced to EMLLC to make the initial payment due under a settlement agreement with the last protester to the Mt. Hope Project water application. Please see the Company’s May 14, 2019 news release for further details.

During the second quarter of 2019, EMLLC returned to General Moly approximately $300,000 from the proceeds of sales of non-core assets. The remaining $700,000 will be returned to General Moly upon future sale of non-core EMLLC assets.

General Moly is seeking immediate sources of liquidity and is evaluating potential strategic alternatives, working with the Company’s financial advisors XMS Capital Partners, Headwall Partners, and Odinbrook Global Advisors..

Voting results on all matters voted on at the Special Meeting of Stockholders will be filed on SEDAR at www.sedar.com.

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About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to availability of cash to continue ongoing operations and repay outstanding debt, including the ability to secure any loans or other financing to fund the costs of the Mt. Hope Project, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain a re-grant of the Record of Decision, ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures. For a detailed discussion of risks and other factors that may impact these forward-looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.